Exhibit 2.1

WIRELESS PORTFOLIO PATENT PURCHASE AGREEMENT

This WIRELESS PORTFOLIO PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), between Aware, Inc., a Massachusetts corporation (“Seller”), and Intel Corporation, a Delaware corporation (“Purchaser”).  The parties hereby agree as follows:

1.            BACKGROUND

1.1         Seller owns certain provisional patent applications, patent applications, patents, and related foreign patents and applications and related rights.

1.2         Seller wishes to sell to Purchaser all right, title, and interest in such patents and applications and related rights.

1.3         Purchaser wishes to purchase from Seller all right, title, and interest in such patents and applications and related rights.

2.            DEFINITIONS

“Assigned Patent Rights” means all right, title, and interest in the Assigned Patents and to:

(a)
all inventions, invention disclosures, designs, and discoveries described in any of the Assigned Patents that (i) are included in any claim in the Assigned Patents, (ii) are subject matter capable of being reduced to a patent claim in an extension, continuation, continuation-in-part, continuing prosecution application, request for continuing examination, division, or registration claiming priority to, or in a reissue or reexamination proceeding brought on any of the Assigned Patents, or (iii) could have been included as a claim in any of the Assigned Patents;

(b)
all rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Assigned Patents;

(c)
all causes of action (whether known or unknown, whether currently pending or filed, or otherwise) and other enforcement rights under, or on account of, any of the Assigned Patents and under all of the rights granted under paragraphs (a) and (b) of this definition, including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current, and future infringement; and

(d)
royalties, income, and other payments due as of the Closing and thereafter under or arising from any of the Assigned Patents or other rights set forth under paragraph (a), (b), or (c) of this definition, other than royalties, income, and other payments due or becoming due under the Disclosed Agreements.

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“Assigned Patents” means:

(a)	the provisional patent applications, patent applications, and patents listed in Schedule A (the “Patents”);

(b)
all patents or patent applications (i) to which any of the assets on the list of Patents in paragraph (a) of this definition directly or indirectly claim priority from, or (ii) for which any of the assets on the list of Patents in paragraph (a) of this definition directly or indirectly form a basis for priority;

(c)
all reissues, reexaminations, extensions, continuations, continuations-in-part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item on the list of Patents in paragraph (a) of this definition and of any item in paragraph (b) of this definition;

(d)
all foreign patents, patent applications, and counterparts relating to any item on the list of Patents in paragraph (a) of this definition and of any item in paragraphs (b) and (c) of this definition, including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and

(e)	all patents that issue from any of the items listed in paragraph (a), (b), (c), or (d) of this definition.

“Assignment of Patent Rights” means the short-form patent assignment to be executed and witnessed by a duly authorized representative of Seller in substantially the form of the assignment set forth in Schedule B.

“Disclosed Agreements” has the meaning set forth in Schedule I.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Prosecution History Files” means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Assigned Patent Rights.

“Transmitted Copy” has the meaning set forth in paragraph 8.12.

3.            TRANSMITTAL, PAYMENT AND CLOSING

3.1           Transmittal.  Within five days after the Effective Date or the date Purchaser receives a Transmitted Copy of this Agreement executed by Seller, Seller will send to Purchaser, or, at Purchaser’s request, its legal counsel, the items identified in Schedule C (the “Deliverables”) that are within Seller’s possession and control.  True and correct copies of these documents are sufficient.  If the Deliverables are not available (after a diligent search) and delivered to Purchaser within five days after the Effective Date, Seller will (a) cause such Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such Deliverables are located (and Seller will use diligent efforts to promptly locate such Deliverables) and (b) deliver to Purchaser a declaration, executed under penalty of perjury, detailing Seller’s efforts to promptly and diligently locate such unavailable Deliverables and details regarding how delivered copies were obtained.  For Deliverables reduced to tangible form after the Effective Date, Seller shall promptly deliver such Deliverables to Purchaser after they are created.

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3.2           Closing.  The consummation of the purchase and sale of the Assigned Patent Rights under this Agreement (the “Closing”) will occur when all of the conditions set forth in paragraphs 3.4 and 3.5 have occurred (the “Closing Date”).  Each party shall use reasonable efforts to carry out the Closing no later than 60 days after the Effective Date.  The Closing will take place at the offices of Perkins Coie, LLP, 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209, or some other mutually agreed on location outside the state of California.

3.3           Payment.  At the Closing, Purchaser will pay to Seller the amount of Seventy-Five Million U.S. Dollars (US$75,000,000.00) by wire transfer.  Prior to the Closing, Seller will furnish Purchaser with all necessary information to make a wire transfer solely to a designated bank account of Seller in the United States.

3.4           Purchaser’s Conditions Precedent to Closing.  Purchaser’s obligation to consummate the Closing is subject to satisfaction of the following conditions:

(a)	Seller shall have delivered to Purchaser:

(i)	the Deliverables;

(ii)	an executed original of this Agreement;

(iii)
an executed original Assignment of Patent Rights and such other executed assignments or other documents as Purchaser may request to perfect Purchaser’s rights in any foreign patents or patent applications included in the Assigned Patent Rights; and

(iv)
a certificate, dated as of the Closing Date, of the Secretary of Seller, (A) attesting to the incumbency of each authorized person executing this Agreement and the Assignment of Patent Rights on its behalf and (B) certifying a complete and accurate copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the articles of organization and bylaws of Seller.

(b)	Seller shall have provided all information requested by Purchaser required for Purchaser to effect payment under paragraph 3.3;

(c)
Purchaser shall be satisfied that all representations and warranties made by Seller in this Agreement, including, without limitation, those made in paragraphs 5.4 and 6, were true and are true as of the Effective Date and Closing Date, respectively;

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(d)	Seller shall have performed in all respects all agreements and covenants required to be performed by Seller under this Agreement before the Closing Date;

(e)	Purchaser shall he satisfied that none of the Assigned Patent Rights has expired or been deemed withdrawn or abandoned as of the Effective Date and Closing Date;

(f)
Any required waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), shall have expired or shall have been terminated, and any required waiting period under any other antitrust laws applicable to the transactions under this Agreement shall have expired or shall have been terminated, and all other authorizations, consents, permissions, and approvals of all third parties (including any governmental or regulatory agency) shall have been obtained and shall be in effect (“Required Approvals”); and

(g)
No law or regulation promulgated by any governmental entity of competent jurisdiction shall have been enacted or shall exist that would prohibit the transactions under this Agreement.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any governmental entity of competent jurisdiction (i) preventing the consummation of the transactions under this Agreement or (ii) limiting or restricting Purchaser’s ownership of all right, title, and interest in the Assigned Patent Rights shall be in effect.  There shall be no action or claim pending nor, to the knowledge of Seller, threatened that could reasonably result in any of the outcomes of clauses (i) or (ii) of this paragraph (g).

3.5           Seller’s Conditions Precedent to Closing.  Seller’s obligation to consummate the Closing is subject to satisfaction of the following conditions:

(a)	Purchaser shall have delivered to Seller an executed original of this Agreement;

(b)	Purchaser shall have delivered the purchase price specified in paragraph 3.3 by wire transfer of immediately available funds pursuant to paragraph 3.3;

(c)	Seller shall be satisfied that all representations and warranties made by Purchaser in paragraph 7 were and are true as of the Effective Date and Closing Date, respectively;

(d)	Purchaser shall have performed in all respects all agreements and covenants required to be performed by Purchaser under this Agreement before the Closing Date;

(e)
Any required waiting period (and any extension thereof) under the HSR Act shall have expired or shall have been terminated and any required waiting period under any other antitrust laws applicable to the transactions under this Agreement shall have expired or shall have been terminated, and all Required Approvals shall have been obtained and shall be in effect; and

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(f)
No law or regulation promulgated by any governmental entity of competent jurisdiction shall have been enacted or shall exist that would prohibit the transactions under this Agreement.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other restraint or prohibition of any governmental entity of competent jurisdiction preventing the consummation of the transactions under this Agreement shall be in effect.  There shall be no action or claim pending seeking any of the foregoing in the preceding sentence.

3.6           Termination.  If the Closing does not occur by 12:00 a.m. Portland, Oregon time on October 19, 2012, then either party may terminate this Agreement on notice to the other party; provided, however, that the right to terminate this Agreement pursuant to this paragraph 3.6 shall not be available to a party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur, and such action or failure to act constitutes a breach of this Agreement or any inaccuracy in any representation or warranty made by such party in paragraph 5.4, 6 or 7, as the case may be.  If either party properly terminates this Agreement pursuant to this paragraph 3.6, all obligations of the parties under this Agreement shall terminate without any liability to the other party (except for any liability of a party arising from breach of paragraph 8.4(d) or any confidentiality agreement between the parties or from fraud or misrepresentation).

3.7           Covenants

(a)
Each of the parties to this Agreement agrees to use reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions under this Agreement as promptly as practicable, including, subject to any applicable limitations set forth in this paragraph 3.7 and other provisions of this Agreement, causing the satisfaction of the respective conditions set forth in paragraphs 3.4 and 3.5 and executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable for effecting the consummation of such transactions.  Without prejudice to the foregoing, as promptly as practicable after the Effective Date, if required by any applicable law, each of the parties hereto (i) shall file any required notifications with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in accordance with the HSR Act, and (ii) shall file any recommended or required antitrust notifications in any other jurisdiction in accordance with any other applicable antitrust law, as determined by Purchaser in its reasonable judgment, Each of the parties hereto shall furnish promptly to the FTC, the Antitrust Division and any other requesting governmental entity any additional information reasonably requested by any of them pursuant to the HSR Act or any other antitrust laws in connection with such filings.  Each party will notify the other promptly upon the receipt of any comments from any officials of any governmental entity in connection with any filings made pursuant to this paragraph 3.7(a).  To the extent permitted by applicable law, and subject to all applicable privileges (including the attorney-client privilege), the parties hereto shall consult and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other antitrust law.  Each of the parties hereto shall cooperate reasonably with each other in connection with the making of all such filings or responses, and in making all reasonable efforts to conclude the HSR process.

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(b)
Notwithstanding anything in this Agreement to the contrary (including the other provisions of this paragraph 3.7), if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any antitrust law, it is expressly understood and agreed that:  (i) Purchaser shall not have any obligation to litigate or contest any administrative or judicial action or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent brought by or before an administrative tribunal, court or other similar tribunal or body; (ii) Purchaser shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture; and (iii) Seller may not conduct or agree to conduct a Divestiture without the prior written consent of Purchaser. “Divestiture” shall mean (A) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Purchaser or any of its affiliates or of the Assigned Patent Rights, (B) the imposition of any limitation or restriction on the ability of Purchaser or any of its affiliates to freely conduct their businesses or own the Assigned Patent Rights, or (C) any other action that would reasonably be expected to have a material adverse effect on Purchaser or its affiliates, the Assigned Patent Rights or the transactions under this Agreement.

(c)	Each of Purchaser and Seller shall pay one half (1/2) of any applicable filing fee under the HSR Act and any other filing made pursuant to any other applicable antitrust law.

3.8           No-Shop.  From the Effective Date until the Closing Date, Seller shall not directly or indirectly solicit, accept, initiate or encourage submission of proposals or offers from any person or entity or negotiate or suggest negotiations with or to any other person or entity with respect to a transaction related to or that may affect the Assigned Patent Rights.

3.9           Taxes.  All Taxes (as defined below) shall be the financial responsibility of the party obligated to pay such Taxes as determined by applicable law, and neither party is or shall be liable for any of the other party’s Taxes incurred in connection with or related to amounts paid under this Agreement.  The term “Taxes” means any federal, state, local, municipal or other governmental taxes, duties, levies, fees, excises or tariffs.  Purchaser shall not deduct or set off any Taxes from the amount due and owed to Seller under paragraph 3.3.

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4.           TRANSFER OF THE ASSIGNED PATENT RIGHTS

Upon the Closing, Seller hereby and without further action sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in and to the Assigned Patent Rights.

5.           ADDITIONAL OBLIGATIONS

5.1           Further Cooperation

(a)
At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying to Purchaser the benefit of the transactions contemplated by this Agreement.  At Purchaser’s request, Seller will take actions and execute and deliver to the representatives of Purchaser, documents that Purchaser may reasonably request to effect the terms of the assignment of the Assigned Patent Rights and to perfect Purchaser’s title in and to the Assigned Patent Rights.

(b)
To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files that is retained after the Closing under Seller’s or Seller’s representatives’ normal document retention policy, Seller will ensure that, if any such portion of the Prosecution History Files remains under Seller’s or Seller’s representatives’ possession or control after the Closing, it is not disclosed to any third party unless (i) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (ii) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History Files.  Seller shall follow Purchaser’s direction and otherwise cooperate with Purchaser with respect to the preservation and protection of all privileges and immunities with respect to Prosecution History Files and all communications and work product relating to the filing, prosecution and maintenance of the Assigned Patent Rights.  Without limiting the foregoing, Seller shall not waive or withdraw any such privilege or immunity without the prior written consent of Purchaser.

(c)
Seller will also, at the reasonable request of Purchaser after the Closing, make all reasonable efforts to assist Purchaser in providing and obtaining from the respective inventors, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers, and to provide other assistance reasonably necessary for filing and prosecuting patent applications, enforcement, maintenance, defense or other actions and proceedings with respect to the claims under the Assigned Patent Rights, including, without limitation, providing technical consultations.  Purchaser shall compensate Seller for any reasonable, documented disbursements and time incurred after the Closing in connection with providing assistance under this paragraph 5.1(c) in connection with any enforcement or other infringement action regarding the Assigned Patent Rights, under a standard billable hour rate of Seller; provided that Seller shall have furnished Purchaser an advance, written estimate of the fees and costs for such assistance and Purchaser shall have agreed in writing to pay such fees and costs.

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5.2           Payment of Fees and Prosecution.  Seller will pay any and all maintenance fees, annuities, and the like due or payable on the Assigned Patent Rights until the Closing and shall otherwise prevent the abandonment of any of the Assigned Patents or the abandonment, loss, or diminution of any of the Assigned Patent Rights.  For the avoidance of doubt, Seller shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing, even if the surcharge date or final deadline for payment of such fee would be after the Closing.  Seller shall keep Purchaser promptly informed of the status of the prosecution of all patent applications included in the Assigned Patent Rights until the Closing, and, upon request of Purchaser, Seller will provide Purchaser with copies of correspondence, responses and filings with patent offices at a reasonable time before submitting any such item to a patent office.  In connection with the foregoing activities in this paragraph 5.2, Seller will provide Purchaser upon request of Purchaser access to Seller’s agents and attorneys involved in such activities.  Seller hereby gives Purchaser power-of-attorney, and irrevocably authorizes and appoints Purchaser (and any officer or agent of Purchaser) as Seller’s attorney-in-fact to (a) execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Assigned Patent Rights in any governmental filing office in the world, (b) instruct legal counsel to take steps to pay maintenance fees and annuities that Seller declines to pay and to make filings on behalf of Seller prior to the Closing and otherwise preserve the assets through the Closing, and (c) take any action and execute any instrument that Purchaser may deem necessary or advisable for the purpose of carrying out the terms of this Agreement.  In addition, Seller will continue to diligently prosecute, maintain, and defend the Assigned Patent Rights at its sole expense until the Closing, and consider in good faith comments and suggestions of Purchaser regarding such activities.  Seller will cooperate with Purchaser’s prosecution, maintenance, and defense of the Assigned Patent Rights after the Closing at Purchaser’s expense.  For avoidance of doubt, Seller shall not bring any suit to enforce any of the Assigned Patent Rights between the Effective Date and the Closing without Purchaser’s written consent (which consent may be withheld in Purchaser’s sole discretion).  Upon the request of Purchaser, Seller and Purchaser and their relevant attorneys shall promptly enter into a mutually acceptable common interest agreement for the protection and preservation of privileges and confidences in connection with the activities described in this paragraph 5.2.

5.3           Disclosed Agreements.  Upon reasonable request by, and at the direction of Purchaser, and at Purchaser’s expense, Seller shall enforce the Disclosed Agreements to prevent any unauthorized use or other unauthorized exploitation of any of the Assigned Patent Rights.

5.4           Standards Obligations.  Seller represents and warrants that it has committed to the licensing obligations with respect to the licensing of certain standards-essential Assigned Patents solely as set forth in Schedule D and the documents referenced in Schedule D (such obligations are referred to collectively as the “Standards Obligations” and such documents as the “Standards Documents”). **

** Material was omitted pursuant to a request for confidential treatment and was separately filed with the SEC on August 2, 2012.

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6.           REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:

6.1           Authority.  Seller is a corporation duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.  Seller has the full power and authority, and has obtained all third party (including governmental) consents, approvals, and other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser.  The execution and delivery of this Agreement and the consummation of the transactions under this Agreement have been duly and validly authorized.  No other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions under this Agreement.

6.2           Standard Setting Body Statements.  Neither Seller nor any inventor or prior owner of the Assigned Patent Rights has made any statements or commitments to any standards-setting bodies relevant to the Assigned Patent Rights, other than those statements of Seller set forth in attached Schedule D.  Seller has complied with its obligations to the standards-setting bodies for the standards identified in Schedule D.

6.3           Title and No Contest.  Seller solely owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for past, present and future infringement or other violation of the Assigned Patent Rights, subject only to Seller’s licensing commitments under the Standards Obligations, and the License Rights (as defined in paragraph (a) of Schedule I) under the patent listed in Schedule E (the “DSL Patent”), and Seller has not received any notice or claim challenging Seller’s sole ownership of the Assigned Patent Rights.  (For clarity, none of the Assigned Patent Rights is owned by any affiliate or subsidiary of Seller.)  Seller has obtained and properly recorded executed valid assignments for a U.S. priority counterpart of the families comprised in the Assigned Patent Rights, and has recorded its worldwide right, title, and interest in and to the Assigned Patents with the United Stated Patent and Trademark Office, and, to the extent possible, including by properly recording executed valid assignments, with the proper authorities of other jurisdictions where the Assigned Patents have been filed or issued.  Except for any Standards Obligations to which Purchaser is obligated to comply and License Rights under the DSL Patent, the Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests and other encumbrances.  There are no restrictions on transfer of the Assigned Patent Rights.  Except for the License Rights under the DSL Patent and Standards Obligations of Seller, there are no existing licenses, contracts, covenants, agreements, releases, options, commitments, or rights with, to, or in any person or entity to acquire, license, practice or exercise any rights under any of the Assigned Patent Rights.  There are no actions, suits, investigations, claims, or proceedings pending, or in progress or, to Seller’s knowledge, threatened, relating in any way to the Assigned Patent Rights.

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6.4           License Rights and Disclosed Agreements.  Seller hereby represents and warrants to Purchaser as set forth in Schedule I, as of the Effective Date and as of the Closing.

6.5           Restrictions on Rights.  Seller has taken no action that will subject Purchaser to any covenant not to sue, release or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights or as a result of any prior transaction related to the Assigned Patent Rights, except for the Standards Obligations (if and to the extent Purchaser is legally obligated to comply therewith) and the License Rights under the DSL Patent.

6.6           Validity and Enforceability.  None of the Assigned Patent Rights, except those listed in Schedule A as “Abandoned” or “Lapsed,” has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller is not aware of any information that may cause any Assigned Patent Right to be invalid, unpatentable, or unenforceable.  If any of the Assigned Patent Rights are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction.

6.7           Conduct.  Neither Seller nor, to its knowledge, any inventor or prior owner, or their respective agents or representatives, has engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Assigned Patent Rights, except those listed in Schedule A as “Abandoned” or “Lapsed,” or hinder their enforceability, including, without limitation, misrepresenting the Assigned Patent Rights to a standards-setting body.

6.8           Enforcement.  Seller has not put a third party on notice of actual or potential infringement of any of the Assigned Patent Rights.  Seller has not initiated any enforcement action with respect to any of the Assigned Patent Rights.  Seller has not invited any third party to enter into a license or covenant not to sue with respect to any Assigned Patent Rights beyond the License Rights under the DSL Patent.

6.9           Patent Office Proceedings  None of the Assigned Patent Rights has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

6.10         Fees.  All maintenance fees, annuities, and the like due or payable on the Assigned Patent Rights have been timely paid.  For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

6.11         No Sponsorship, Grants, Etc.  No inventor of any Assigned Patent Right at any time during the conception or reduction to practice of any invention disclosed in any Assigned Patent Right was operating under a grant from any governmental entity or agency, nonprofit organization, or private source; performing research sponsored or funded by any governmental entity or agency, nonprofit organization, or private source; or subject to any invention assignment or other agreement or obligation that could adversely affect Seller’s sole ownership of all right, title and interest in the Assigned Patent Rights.

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7.            REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

7.1          Purchaser is duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

7.2          Purchaser has all requisite power and authority to (a) enter into, execute, and deliver this Agreement and (b) perform fully its obligations hereunder.

8.            MISCELLANEOUS

8.1           Limitation of Liability.  EXCEPT FOR BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN PARAGRAPH 6.1, 6.3 OR 6.4, BREACH BY SELLER OF PARAGRAPH 8.4(D) OR 5.1(B), OR SELLER’S INDEMNIFICATION OBLIGATIONS IN PARAGRAPH 8.10, SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.3.  EXCEPT FOR BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY MADE BY PURCHASER IN PARAGRAPH 7, OR BREACH OF ANY OF PURCHASER’S OBLIGATIONS UNDER PARAGRAPH 8.4(D), PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.3.  THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2           Limitation on Consequential Damages.  EXCEPT FOR BREACH OR INACCURACY OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER IN PARAGRAPH 6 OR BY PURCHASER IN PARAGRAPH 7, BREACH BY A PARTY OF PARAGRAPH 8.4(D), SELLER’S INDEMNIFICATION OBLIGATIONS IN PARAGRAPH 8.10, OR PURCHASER’S INDEMNIFICATION OBLIGATIONS IN PARAGRAPH 5.4, NEITHER PARTY SHALL BE LIABLE FOR ANY CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES OF ANY KIND OR NATURE WHATSOEVER, OR FOR LOSS OF REVENUE, INCOME OR PROFITS, REGARDLESS OF WHETHER ARISING FROM BREACH OF CONTRACT, TORT OR OTHERWISE, AND EVEN IF ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR IF SUCH LOSS OR DAMAGE COULD HAVE BEEN REASONABLY FORESEEN.  THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3           Compliance with Laws.  Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

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8.4           Publicity/SEC Reporting/Confidentiality

(a)
Seller may make a public announcement in the form set forth in Schedule G-1 contemporaneously with its Form 8-K filing related to this transaction.  Seller may make a public announcement contemporaneously with the Closing in the form set forth in Schedule G-2.

(b)
Seller, in order to comply with U.S. securities laws applicable to a public company, may file or publicly disclose this Agreement, in whole or part, or any transactions contemplated by this Agreement, the material terms of this transaction or the Closing as part of Seller’s Form 8-K filing with the Securities and Exchange Commission (“SEC”).  Seller will consult with Purchaser regarding such disclosure and the content thereof before making any such filing or disclosure.  Purchaser acknowledges and agrees that if the amounts paid by Purchaser to Seller represent ten percent or more of Seller’s consolidated revenues for any fiscal quarter, then Seller shall be entitled to disclose in its SEC filings the information required by Item 101(c)(vii) of Regulation S-K, but only to the extent Seller reasonably determines, with advice of counsel, that such disclosure is required under U.S. securities laws.  Except as set forth in paragraph 8.4(a) or this paragraph 8.4(b), Seller shall not issue any press release, make any public statement or make any disclosure with respect to the transactions contemplated by this Agreement without the prior written consent of Purchaser.

(c)
All information concerning the Assigned Patent Rights, and the sales process Seller engaged in, including materials made available to Purchaser as part of the sales process or exchanged between Seller and Purchaser and the Deliverables, shall be treated as “Confidential Information.” Confidential Information also includes all conversations between the parties regarding any of the matters listed in the preceding sentence.

(d)	Seller and Purchaser agree to not disclose any Confidential Information to any third party without the prior written consent of the other party, except:

(i)	To the extent permitted under paragraph 8.4(a) or (b);

(ii)	Each party may disclose Confidential Information contained in any press release made under paragraph 8.4(a) or in publicly available information filed or disclosed pursuant to paragraph 8.4(a) or (b);

(iii)
Each party may disclose Confidential Information to its parent companies, majority owned direct or indirect subsidiaries and their respective directors, officers, employees, and consultants, provided that each such person or entity has a need to know such information to carry out activities authorized by this Agreement and is bound by confidentiality obligations as restrictive as this paragraph 8.4(d);

Wireless Portfolio Patent Purchase Agreement CONFIDENTIAL

(iv)
Purchaser may disclose Confidential Information (A) to a third party in confidence in connection with any divestiture, sale, merger, license or other transaction involving or related to any Assigned Patent Rights and (B) in connection with the filing, prosecution, maintenance, enforcement or defense of any Assigned Patent Rights or protection of any of Purchaser’s rights in any Assigned Patent Rights;

(v)	Either party may disclose Confidential Information in the course of litigation or other proceedings to enforce, defend or determine a party’s rights or obligations under this Agreement; or

(vi)	Either party may disclose Confidential Information with the written consent of the other.

(e)	A party will not be obligated under paragraph 8.4(d) with respect to Confidential Information that that party can document:

(i)	Is or at any time becomes publicly available through no fault of that party, its employees, consultants, or agents;

(ii)	Is received without restriction from a third party lawfully in possession of such information and lawfully empowered to disclose such information;

(iii)
Is required to be disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, including in confidence to legal and financial advisors in their capacity of advising a party in such matters; provided, however, that that party provides prompt notice of such court order or requirement to the other party to enable the other party, at its sole expense, to seek a protective order or otherwise prevent or restrict such disclosure (and the parties shall cooperate to obtain such protection) and that party only discloses such information as is necessary to comply with such order or requirement; provided, that Seller shall comply with paragraph 8.4(b) with respect to disclosures described in paragraph 8.4(b) and, as applicable, its obligations under paragraph 5.1(b);

(iv)	Is publicly disclosed by the United States Patent and Trademark Office as a result of the filing of documents related to assignment of the Assigned Patent Rights.

If that party relies on one or more of the above exceptions in this paragraph (e), it will have the burden of proof with respect thereto.

Nothing in this Agreement shall limit Purchaser from disclosing information relating to its intellectual property strategy.

8.5           Governing Law; Venue/Jurisdiction.  This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the state of Delaware, regardless of any choice-of-law principles to the contrary.  Both parties irrevocably consent to the exclusive jurisdiction and venue of courts sitting in the state of Delaware in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement pursuant to 10 Del. C. § 346.  Each party hereby irrevocably submits to the personal jurisdiction of such courts, irrevocably waives all objections to such venue, and if such dispute is brought in Delaware Chancery court, waives its right to trial by jury.

Wireless Portfolio Patent Purchase Agreement CONFIDENTIAL

8.6           Notices.  All notices given hereunder will be given in writing, will refer to Purchaser and to this Agreement, and will be delivered to the address set forth below by (a) personal delivery, or (b) delivery postage prepaid by an internationally-recognized express courier service or by registered or certified airmail, postage prepaid, addressed as follows:

If to Purchaser	If to Seller
Intel Corporation	Aware, Inc.
2200 Mission College Boulevard	40 Middlesex Turnpike
Santa Clara, CA 95054	Bedford, MA 01730
Attn: General Counsel	Attn: Kevin Russell, General Counsel

With a copy to:

Intel Corporation
2200 Mission College Blvd
Santa Clara, CA 95054
Attn: Director of Licensing

Notices are deemed given on (i) the date of receipt if delivered personally or by express courier or (ii) if delivery is refused, the date of refusal.  Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified.  Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph 8.6.

8.7           Relationship of Parties.  The parties hereto are independent contractors.  Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties.  Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.8           Severability.  If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.9           Waiver.  Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

Wireless Portfolio Patent Purchase Agreement CONFIDENTIAL

8.10           No Assumption of Liabilities.  Purchaser shall not be liable for and hereby disclaims any assumption of any obligations, claims or liabilities of Seller of any kind or nature whatsoever arising from or in connection with any circumstances, causes of action, breach, violation, default or failure to perform with respect to the Assigned Patent Rights (including the sales process therefore) or Disclosed Agreements.  Seller shall indemnify and hold harmless Purchaser from and against any and all such obligations, claims and liabilities.

8.11           Miscellaneous.  Each party has executed this Agreement on its own volition, and without relying on any representation or warranty made by the other party or any of its representatives, except as expressly set forth herein.  This Agreement, including its schedules, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions.  Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein.  The paragraph headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.  This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement.  No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement.  No amendments or modifications will be effective unless in writing and signed by authorized representatives of both parties.  The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement.  The terms and conditions of this Agreement shall inure to the benefit of Purchaser and its successors, assigns and other legal representatives and are binding upon Seller and its successors, assigns, heirs and legal representatives.  Seller may not assign any rights or delegate any duties under this Agreement.  The following schedules are attached hereto and incorporated herein:  Schedule A (entitled “Assigned Patents”); Schedule B (entitled “Assignment of Patent Rights”); Schedule C (entitled “Deliverables”); Schedule D (entitled “Standards Obligations”); Schedule E (entitled “DSL Patent”); Schedule F (entitled “Disclosed Agreements”); Schedule G-1 (entitled “Initial Press Release”); Schedule G-2 (entitled “Closing Press Release”); Schedule H (entitled “Patent Portfolio Acquisition Template”); and Schedule I (entitled “License Rights and Disclosed Agreements”).

8.12           Counterparts; Electronic Signature; Delivery Mechanics.  This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument.  Each party will execute and promptly deliver to the other party a copy of this Agreement bearing the original signature.  Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document.  “Transmitted Copy” means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

Wireless Portfolio Patent Purchase Agreement CONFIDENTIAL

Exhibit 2.1

In witness whereof, intending to be legally bound, the parties have executed this Wireless Portfolio Patent Purchase Agreement as of the Effective Date.

SELLER:		PURCHASER:

By:	/s/ Kevin T. Russell	By:	/s/ Paul S. Otellini

Name:	Kevin T. Russell	Name:	Paul S. Otellini

Title:	Co-Chief Executive Officer and Co-President	Title:	President and Chief Executive Officer

Effective Date:  April 26, 2012

Wireless Portfolio Patent Purchase Agreement CONFIDENTIAL

Exhibit 2.1

SCHEDULE A
ASSIGNED PATENTS *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule A CONFIDENTIAL

Exhibit 2.1

SCHEDULE B
ASSIGNMENT OF PATENT RIGHTS

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

 Exhibit 2.1

SCHEDULE C
DELIVERABLES *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule C
CONFIDENTIAL

 Exhibit 2.1

SCHEDULE D
STANDARDS OBLIGATIONS *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule D
CONFIDENTIAL

 Exhibit 2.1

SCHEDULE E
DSL PATENT *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule E
CONFIDENTIAL

 Exhibit 2.1

SCHEDULE F
DISCLOSED AGREEMENTS *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule F
CONFIDENTIAL

 Exhibit 2.1

SCHEDULE G-1
INITIAL PRESS RELEASE *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule G-1

 Exhibit 2.1

SCHEDULE G-2
CLOSING PRESS RELEASE *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule G-2

 Exhibit 2.1

SCHEDULE H
PATENT PORTFOLIO ACQUISITION TEMPLATE *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule H

 Exhibit 2.1

SCHEDULE I
LICENSE RIGHTS AND DISCLOSED AGREEMENTS *

*  The schedules and exhibits referenced in this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

Schedule I